Exhibit 10.17

Execution Version

EMPLOYEE AGREEMENT

To:	Howard P. Walthall, Jr.	March 18, 2017

Dear Howard:

This Employee Agreement (this “Agreement”) by and between you and Organogenesis Inc. (the “Company”) is dated as of the date first written above. This Agreement is being entered into in connection with the Company’s acquisition of Nutech Medical, Inc. (“Nutech”) pursuant to an Agreement and Plan of Merger dated as of March 18, 2017 by and among the Company, Nutech, you and certain other parties thereto (the “Merger Agreement”). Capitalized terms used but not defined herein shall be given the meanings assigned to them in the Merger Agreement.

This Agreement shall become effective at the Closing pursuant to the Merger Agreement. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall simultaneously terminate as of such time and shall be of no further force or effect. Upon the Closing, this Agreement shall supersede the Employment Agreement dated as of July 29, 2016 by and between you and Nutech (the “Original Agreement”).

The Company and you agree that:

1.                                      Position and Responsibilities

1.1                               Title and Duties. You shall serve as Senior Vice President of Strategy and Development of the Company and President of Hospital Based Sales of the Company’s Nutech subsidiary and shall perform the duties customarily associated with such positions as directed from time to time by the Chief Executive Officer of the Company or the Board of Directors of the Company (the “Board”) and at such place or places as the Chief Executive Officer of the Company and/or the Board shall designate; provided, however, that you shall not be required to relocate your place of employment to a place that is more than 65 miles from Birmingham, Alabama without your prior written consent.

1.2                               Outside Boards. With prior written consent of the Chief Executive Officer of the Company, you may serve on up to two outside boards of profit making entities and you may participate without consent on non-profit boards provided any such activities in the aggregate do not detract from your duties hereunder.

2.                                      Term of Employment

2.1                               At Will Employment. Your employment will be as an employee at will, meaning that you or the Company may end the employment relationship at any time and for any reason

(including no reason at all), subject to the provisions of this Agreement. The Company may terminate your employment with the Company at any time as provided in Sections 2.2 or 2.3. You may terminate your employment with or without “Good Reason,” as defined in Section 2.4.

2.2                               Termination. The Company shall have the right to terminate your employment immediately at any time. If the Company terminates your employment for “Cause,” no compensation or continuation of benefits will occur unless required by law (e.g., COBRA). “Cause” is defined as (a) gross negligence in the performance of assigned duties; (b) refusal to perform or discharge the duties or responsibilities assigned by the Chief Executive Officer of the Company and/or the Board, provided the same are not illegal and are consistent with the duties customarily associated with your position; (c) conviction of a felony; (d) willful or prolonged unexcused absence from work; (e) falseness of any material statement in any employment application with, or resume or other written communication to the Company; or (f) the material breach, which is not cured within two (2) days following your receipt of written notice from the Company describing such breach in reasonable detail, of your obligations under this Agreement or the Invention, Nondisclosure and Non-Competition Agreement to the material detriment of the Company.

2.3                               Severance. In the event of any termination of your employment by the Company other than for Cause, or your termination of your employment for a “Good Reason”, the Company hereby agrees to pay or, at its expense, provide you with the following:

2.3.1                     severance pay equal to one-half of your then current annual base salary, less applicable taxes.

2.3.2                     continuation for six months of your medical, dental and life insurance benefits as of the date of your termination; and

2.3.3                     executive outplacement services with a mutually agreeable outplacement provider for up to one year.

The severance pay due hereunder shall be paid to you in six equal monthly installments commencing within ten (10) days after the date of your termination of employment with the Company (the six month period from the date of termination of your employment being referred to as the “Severance Period”), provided, however, that such salary continuance shall be reduced dollar-for-dollar by the amount of salary, wages and consulting fees you earn during the Severance Period in respect of your employment with, or the performance of paid consulting services as an independent contractor for, any entity or person. During the Severance Period and subject to any obligations you may have to a current employer at the time, you will be required to provide to the Company reasonable transition services upon request (not to exceed ten (10) hours per month) and the Company will compensate you for any such transition services at a rate of $200 per hour. The Company shall pay you the compensation for any such transition services within ten (10) days after its receipt of a statement describing such services and the dates on which they were performed. The

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Company’s obligation to provide you the severance benefits set forth above is conditioned on the Company having received a release from you in form and substance reasonably satisfactory to the Company.

2.4                               “Good Reason” means that there has been:

2.4.1                     a material diminution of the executive level responsibilities that you assumed at the time you commenced performing the duties of the position described in Section 1.1;

2.4.2                     a reduction in the rate of your base salary, or failure by the Company to pay other material compensation due and payable to you in connection with your employment;

2.4.3                     relocation of your place of employment to a place that is more than 65 miles from Birmingham, Alabama without your prior written consent; or

2.4.4                     a material breach by the Company of (i) this Agreement which is not cured within two (2) days following the company’s receipt of written notice describing such breach in reasonable detail, or (ii) any other employee benefit plan which materially and adversely affects you.

3.                                      Compensation.

3.1                               Base Salary. Your base salary shall be $400,000 per annum, subject to revision following each performance review after your first full year in the position described in Section 1.1 but at no time less than $400,000 per annum. The Company shall pay your base salary in effect in accordance with the Company’s standard payroll practices.

3.2                               Bonus. You shall be eligible to receive a target bonus equal to 30% of your then current base salary. The Company’s Chief Executive Officer and you will mutually agree in writing on the criteria for earning the bonus each year.

3.3                               Vacation. You shall be entitled to four weeks paid vacation per annum.

3.4                               Insurance and Benefits. You shall be eligible for participation in any health, dental, disability and other group insurance plans which may be established and maintained by the Company from time to time.

3.5                               Retirement Plan. You will be eligible to participate in the Company’s 401(k) Plan, if any.

3.6                               Other Benefits. You shall be eligible for such other benefits as are generally available to executives and employees of the Company from time to time.

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3.7                               Car Allowance. You shall receive a car allowance consistent with the allowance provided to other senior executives of the Company.

3.8                               Stock Options. Subject to the approval of the Board, the Company will grant you stock options to purchase:

3.8.1                     100,000 shares of common stock of the Company at a price per share equal to the fair market value of the common stock at the time of Board approval as determined by the Board. The options will vest over five years from the date of grant (1/5th vesting on each anniversary of the date of grant so that the option is fully vested on the fifth anniversary of the date of grant). The options shall be subject to the terms of the Organogenesis Inc. Stock Incentive Plan.

3.8.2                     39,559 shares of common stock of the Company at a price per share equal to the fair market value of the common stock at the time of Board approval as determined by the Board. The options will be fully vested on the date of grant and shall be subject to the terms of the Organogenesis Inc. Stock Incentive Plan.

3.9                               Professional Expenses. The Company will pay the costs of dues for your membership in the Alabama Bar Association and American Bar Association and other dues or charges required for you to maintain a license to actively practice law in the State of Alabama. The Company will pay the tuition or registration costs for attendance at continuing legal education (“CLE”) programs required for you to maintain such license, and shall reimburse you for travel, food, and lodging for attendance at one out-of-state CLE program per year selected by you if such CLE program is relevant to the business of the Company.

4.                                      Former Employers. You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior or current employment, consulting agreement or relationship whether oral or written, including without limitation any non-disclosure, non-solicitation or non-competition agreement you may have signed with a prior employer or other person or entity.

5.                                      Complete Agreement; Amendments. This Agreement, the Merger Agreement and the Invention, Nondisclosure and Non-Competition Agreement are the entire agreement of the parties with respect to the subject of your employment with the Company, including, without limitation, any agreements between you and the Company concerning bonuses or other compensation. This Agreement supersedes and replaces the Original Agreement. Any amendment to this agreement or waiver by the Company of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto.

6.                                      Governing Law. This agreement shall be governed by and construed under Massachusetts law.

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7.                                      Arbitration. The parties agree to attempt to settle any dispute under this agreement by mutual discussion and consent. Any dispute or claim arising out of this agreement that cannot be so settled shall be settled by arbitration conducted in accordance with rules, then obtaining, of the American Arbitration Association, and judgment upon the award rendered may be entered by any court of competent jurisdiction. Any arbitration shall take place in Boston, Massachusetts. The arbitrator is not empowered to award punitive damages, or damages in excess of compensatory damages, and each party irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. The arbitrator shall have the authority and discretion to award costs and reasonable attorneys’ fees to the prevailing party. Neither party shall commence any action in any court to resolve any dispute hereunder except to confirm such an arbitrator’s award. Nothing in this Section 7 shall be construed to require the arbitration of disputes arising under the Invention, Nondisclosure and Non-Competition Agreement, which instead shall be resolved in the manner described therein.

8.                                      Assignment. This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees.

If you agree with the foregoing, please sign your name below, whereupon this Agreement shall become binding in accordance with its terms. Please then return this agreement to the Company. You may retain for your records the accompanying counterpart of this agreement enclosed herewith.

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Very truly yours,

ORGANOGENESIS INC.

	By:	/s/ Timothy M. Cunningham
	Name:	Timothy M. Cunningham
	Title:	Chief Financial Officer

Accepted and agreed:

Howard P. Walthall, Jr.

Signature Page to Employee Agreement - Howard P. Walthall, Jr.

Accepted and agreed:

/s/ Howard P. Walthall, Jr.
Howard P. Walthall, Jr.

NUTECH MEDICAL, INC.

EMPLOYMENT AGREEMENT

SIGNATURE PAGE

FIRST AMENDMENT TO EMPLOYEE AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYEE AGREEMENT (this “Amendment”) is made and entered into as of October 10, 2017, by and between Organogenesis Inc., a Delaware corporation (the “Company”), and Howard P. Walthall, Jr. (“Employee”).

WHEREAS, the Company and Employee have previously entered into that certain Employee Agreement, dated as of March 18, 2017 (the “Employee Agreement”); and

WHEREAS, in accordance with Section 5 of the Employee Agreement, the parties hereto now wish to amend the Employee Agreement pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1                                         Amendment of Section 1.1 of the Employee Agreement.   Section 1.1 of the Employee Agreement is hereby amended by deleting Section 1.1 in its entirety and replacing it with the following:

“Title and Duties. You shall serve as Executive Vice President, Strategy and Market Development, and shall perform the duties customarily associated with such positions as directed from time to time by the Chief Executive Officer of the Company or the Board of Directors of the Company (the “Board”) and at such place or places as the Chief Executive Officer of the Company and/or the Board shall designate; provided, however, that you shall not be required to relocate your place of employment to a place that is more than 65 miles from Birmingham, Alabama without your prior written consent.”

2.                                      Miscellaneous.   Except as expressly modified herein, all other terms of the Employee Agreement shall remain in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.

ORGANOGENESIS INC.

By:	/s/ Gary Gillheeney
Name:
Title:

EMPLOYEE

/s/ Howard P. Walthall, Jr.
Howard P. Walthall, Jr.

Signature Page to First Amendment to Employee Agreement